Exhibit 4(a)

CERTIFICATE OF TRUST

OF

HECO CAPITAL TRUST III

THIS Certificate of Trust of HECO Capital Trust III (the “Trust”), dated as of November 20, 2003, is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.    Name.    The name of the statutory trust formed by this Certificate of Trust is HECO Capital Trust III.

2.    Delaware Trustee.    The name and business address of the trustee of the Trust in the State of Delaware are The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

3.    Effective Date.    This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act as of the date first-above written.

THE BANK OF NEW YORK, not in its

individual capacity but solely as trustee of

the Trust

By: /s/ Stacey B. Poindexter

Name: Stacey B. Poindexter

Title: Assistant Treasurer

THE BANK OF NEW YORK

(DELAWARE), not in its individual

capacity but solely as trustee of the Trust

By: /s/ James Longshaw

Name: James Longshaw

Title: Senior Vice President

/s/ T. Michael May

T. MICHAEL MAY, not in his individual

capacity, but solely as trustee of the Trust

/s/ Richard A. von Gnechten

RICHARD A. VON GNECHTEN, not in his

individual capacity, but solely as trustee of

the Trust

/s/ Lorie Ann Nagata

LORIE ANN NAGATA, not in her

individual capacity, but solely as trustee of

the Trust